Exhibit 4.1

SHARE EXCHANGE AGREEMENT

by and among

ZOSANO, INC.
ESSENTIAL ELEMENT LIMITED
and

THE SHAREHOLDERS OF
ESSENTIAL ELEMENT LIMITED
NAMED HEREIN

Dated as of January 5, 2017

Exhibit 4.1 -- Page 1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of July 15, 2016, is by and among ZOSANO, INC., a Delaware corporation ("ZOSN"), ESSENTIAL ELEMENT LIMITED, a corporation organized under the laws of the British Virgin Islands ("ESEL"), and Leung Chi Wah Earnest (the "Shareholder").  Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties."  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A   ZOSN is a publicly traded corporation quoted on the OTC Markets (the "OTC").
B.   ESEL has one (1) share of common stock (the "ESEL Stock"), issued and outstanding, which share is owned by the Shareholder.  The Shareholder is the record and beneficial owner of the number of shares of ESEL Stock, or the right to receive such shares, set forth opposite such Shareholder's name on Annex A hereto.
C.   ESEL owns all of the issued and outstanding shares of J.E.M. Capital Limited, a corporation organized under the laws of Hong Kong.
D.   The Shareholder has agreed to transfer all of his shares of ESEL Stock, or the right to receive such stock, in exchange for two million five thousand four hundred (2,005,400) newly issued shares of the Common Stock, $0.001 par value, of ZOSN (the "ZOSN Stock").  In the aggregate, the shares of ZOSN Stock issuable to the Shareholder will be approximately twenty percent (20%) of the issued and outstanding capital stock of ZOSN as of and immediately after the Closing.

F.   The Board of Directors of each of ZOSN and ESEL has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

     1.1.   Exchange by the Shareholder.  At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to ZOSN its ESEL Stock free and clear of all Liens in exchange for the ZOSN Stock.
     1.2.   Closing.  The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Kline Law Group, PC in Irvine, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

Exhibit 4.1 -- Page 2

ARTICLE II
Representations and Warranties of the Shareholder

     The Shareholder hereby represents and warrants to ZOSN with respect to itself, as follows.
     2.1.   Good Title.  The Shareholder is the record and beneficial owner, and has good title to its ESEL Stock, with the right and authority to sell and deliver such ESEL Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of ZOSN as the new owner of such ESEL Stock in the share register of ESEL, ZOSN will receive good title to such ESEL Stock, free and clear of all Liens.
     2.2.   Reserved.
     2.3.   Power and Authority.  The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.
     2.4.   No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder ; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.
     2.5.   Litigation.  There is no pending proceeding against the Shareholder that involves the Shares or ESEL Options or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.
     2.6.   No Finder's Fee.  The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.
     2.7.   Purchase Entirely for Own Account.  The ZOSN Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the ZOSN Stock, except in compliance with applicable securities laws.
     2.8.   Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in ZOSN.

Exhibit 4.1 -- Page 3

     2.9.   Non-Registration.  The Shareholder understands that the ZOSN Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's 's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the ZOSN Stock in accordance with ZOSN's charter documents or the laws of its jurisdiction of incorporation.
     2.10.   Restricted Securities.  The Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the ZOSN Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
     2.11.    Accredited Investor.  The Shareholder is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act.
     2.12.   Legends.   The Shareholder hereby agrees with ZOSN that the ZOSN Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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     2.13.   Additional Legend; Consent. Additionally, the ZOSN Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to ZOSN making a notation on its records or giving instructions to any transfer agent of ZOSN Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of ESEL

     ESEL represents and warrants as follows to ZOSN.

     3.1.   Organization, Standing and Power.  ESEL and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ESEL, a material adverse effect on the ability of ESEL to perform its obligations under this Agreement or on the ability of ESEL to consummate the Transactions (a "ESEL Material Adverse Effect").  ESEL and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a ESEL Material Adverse Effect.  ESEL has delivered to ZOSN true and complete copies of the ESEL Charter, the ESEL Bylaws, and the comparable charter, organizational documents and other constituent ESEL Options of each of its subsidiaries, in each case as amended through the date of this Agreement.
     3.2.   Subsidiaries; Equity Interests.  All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by ESEL, by another subsidiary of ESEL or by ESEL and another subsidiary of ESEL, free and clear of all Liens.  Except for its interests in its subsidiaries, ESEL does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

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     3.3.   Capital Structure.  The authorized capital stock of ESEL consists of 50,000 shares of common stock.  As of the date hereof, one (1) share of stock is issued and outstanding.   No shares of capital stock or other voting securities of ESEL are issued, reserved for issuance or outstanding.  ESEL is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of ESEL and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of the British Virgin Islands, the ESEL Charter, the ESEL Bylaws or any Contract to which ESEL is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of ESEL or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ESEL's capital stock or the capital stock of any of its subsidiaries may vote ("Voting ESEL Debt").  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ESEL or any of its subsidiaries is a party or by which any of them is bound (a) obligating ESEL or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, ESEL or any of its subsidiaries or any Voting ESEL Debt, (b) obligating ESEL or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of ESEL or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of ESEL to repurchase, redeem or otherwise acquire any shares of capital stock of ESEL
     3..4   Authority; Execution and Delivery; Enforceability.  ESEL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by ESEL of this Agreement and the consummation by ESEL of the Transactions have been duly authorized and approved by the Board of Directors of ESEL and no other corporate proceedings on the part of ESEL are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against ESEL in accordance with its terms., except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.
     3.5.   No Conflicts; Consents.  The execution and delivery by ESEL of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ESEL or any of its subsidiaries under, any provision of (i) the ESEL Charter, the ESEL Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which ESEL or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to ESEL or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a ESEL Material Adverse Effect.

Exhibit 4.1 -- Page 6

     3.6.   Compliance with Applicable Laws.  Except for any required filings under applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to ESEL or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.  ESEL and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a ESEL Material Adverse Effect.
     3.7.   Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ESEL or any of its subsidiaries.
     3.8.   Investment Company.  ESEL is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
     3.9.   Foreign Corrupt Practices.  Neither ESEL, nor any of its subsidiaries, nor, to ESEL's knowledge, any director, officer, agent, employee or other person acting on behalf of ESEL or any of its subsidiaries has, in the course of its actions for, or on behalf of, ESEL (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     3.10.   Disclosure.  All disclosure provided to ZOSN regarding ESEL, its business and the Transactions, furnished by or on behalf of ESEL (including ESEL's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     3.11.   No Additional Agreements.  ESEL does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

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ARTICLE IV
Representations and Warranties of ZOSN

     ZOSN represents and warrants as follows to the Shareholder and ESEL.

     4.1.   Organization, Standing and Power.  ZOSN is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ZOSN, a material adverse effect on the ability of ZOSN to perform its obligations under this Agreement or on the ability of ZOSN to consummate the Transactions (a "ZOSN Material Adverse Effect").  ZOSN is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a ZOSN Material Adverse Effect.  ZOSN has delivered to ESEL true and complete copies of the ZOSN Charter and the ZOSN Bylaws, as amended through date of this Agreement..
     4.2.   Authority; Execution and Delivery; Enforceability.  The execution and delivery by ZOSN of this Agreement and the consummation by ZOSN of the Transactions have been duly authorized and approved by the Board of Directors of ZOSN and the holders of a majority of its capital stock and no other corporate proceedings on the part of ZOSN are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of ZOSN, enforceable against ZOSN in accordance with the terms hereof.
     4.3.   No Conflicts; Consents.  The execution and delivery by ZOSN of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of ZOSN under, any provision of (i) the ZOSN Charter or ZOSN Bylaws, (ii) any material Contract to which ZOSN is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to ZOSN or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a ZOSN Material Adverse Effect.
     4.4.   Disclosure.  All disclosure provided to the Shareholder regarding ZOSN, its business and the Transactions, furnished by or on behalf of ZOSN (including ZOSN's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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     4.5.   No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to ZOSN, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by ZOSN under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by ZOSN of its common stock and which has not been publicly announced.
     4.6.   No Additional Agreements.  ZOSN does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

     5.1.   ZOSN Conditions Precedent.  The obligations of the Shareholder and ESEL to enter into and complete the Closing are subject, at the option of the Shareholder and ESEL, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by ESEL and the Shareholder in writing.

(a)   Representations and Covenants. The representations and warranties of ZOSN contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  ZOSN shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ZOSN on or prior to the Closing Date.
(b)   Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of ESEL or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ZOSN.
(c)   Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ZOSN for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by ZOSN, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a ZOSN Material Adverse Effect.
(d)   Satisfactory Completion of Due Diligence.  ESEL and the Shareholder shall have completed their legal, accounting and business due diligence of ZOSN and the results thereof shall be satisfactory to ESEL and the Shareholder in their sole and absolute discretion.

(e)   Issuance of Shares. At or within five (5)  business days following the Closing, ZOSN shall deliver to the Shareholder a certificate representing the new shares of ZOSN Stock issued to such Shareholder.

Exhibit 4.1 -- Page 9

(f)   Such other documents as ESEL may reasonably request for the purpose of facilitating the consummation of the Transactions.

     5.2.   ESEL and Shareholder Conditions Precedent.  The obligations of ZOSN to enter into and complete the Closing is subject, at the option of ZOSN, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by ZOSN in writing.

(a)   Representations and Covenants.  The representations and warranties of the Shareholder and ESEL contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholder and ESEL shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and ESEL on or prior to the Closing Date.
(b)   Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of ZOSN, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ESEL.
(c)   Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or ESEL for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or ESEL, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an ESEL Material Adverse Effect.
(d)   Satisfactory Completion of Due Diligence.  ZOSN shall have completed its legal, accounting and business due diligence of ESEL and the Shareholder and the results thereof shall be satisfactory to ZOSN in its sole and absolute discretion.
(e)   Share Transfer Documents.  The Shareholder shall have delivered to ZOSN the original certificate(s) representing its ESEL Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholder of its ESEL Stock to ZOSN.

ARTICLE VI
Covenants

     6.1.   Blue Sky Laws.  ZOSN shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the ZOSN Stock in connection with this Agreement.

     6.2.   Public Announcements. ZOSN and ESEL will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

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     6.3.   Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.
     6.4.   Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

ARTICLE VII
Miscellaneous

     7.1.   Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):
     7.2.   Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by ESEL, ZOSN and the Shareholder.
     7.5.   Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, ZOSN and ESEL will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     7.6.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     7.7.   Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
     7.8.   Entire Agreement; Third Party Beneficiaries.  This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.
     7.9.   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ZOSANO, INC.

By: /s/ John H. Yeung
Name: John H.Yeung
Title:

ESSENTIAL ELEMENT LIMITED.

By: /s/ Earnest Chi Wah Leung
Name: Earnest Leung
Title: Director

SHAREHOLDER:

/s/ Earnest Chi Wah Leung

Exhibit 4.1 -- Page 12

ANNEX A
Definitions

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means United States generally accepted accounting principles.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"ESEL Bylaws" means the Bylaws of ZOSN, as amended to the date of this Agreement.

"ESEL Charter" means the Articles of Incorporation of ZOSN, as amended to the date of this Agreement.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.

"ZOSN Bylaws" means the Bylaws of ZOSN, as amended to the date of this Agreement.

"ZOSN Charter" means the Articles of Incorporation of ZOSN, as amended to the date of this Agreement.

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